Exhibit 99.1

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 865-1053
Edward H. Sibbald, Executive Vice President and Director of Investor Relations (708) 865-1053

Midwest Banc Holdings, Inc. Signs Agreement with Banking Regulators

(Melrose Park, IL – March 16, 2004). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, announced today that it has entered into a Written Agreement with the Federal Reserve Bank of Chicago and the State of Illinois, Office of Banks and Real Estate arising out of the previously disclosed regulatory review of the Company and Midwest Bank and Trust Company.

The written agreement outlines a series of steps to address and strengthen the Company’s risk management practices. These steps include third-party reviews and the submission of written plans in a number of areas. These areas include the Company’s and the Bank’s boards of directors and management; corporate governance; internal controls; risk management; lending and credit, including allowance for loan and lease losses and loan review; and loan policies and procedures. The agreement requires submission of written plans, programs, policies and procedures to the regulators for review and approval within specified time frames.

The agreement does not relate to the financial condition, capital, earnings or liquidity of the Company or the Bank.

Management believes that compliance with the terms will not have a direct material effect upon the Company’s consolidated financial position or results of operations. No restrictions have been proposed relating to the payment of dividends.

The written agreement is the latest step in an eleven month process which began last March with the annual safety and soundness examination. The onsite portion of the examination was completed in late April 2003, with a detailed wrap-up session with the regulators regarding policies, processes and methodologies related to credit administration, portfolio quality evaluation, risk management programs and internal controls. These issues were confirmed in the examination report received in early August and subsequently presented to a joint meeting of the Midwest Bank and Trust Company and Midwest Banc Holding, Inc.’s Board of Directors on September 30, 2003. Midwest Banc Holdings, Inc. and Midwest Bank and Trust Company received a draft of the written agreement on December 29, 2003, and subsequent discussions with the regulators led to the final written agreement signed on March 15, 2004.

“During the period between April 2003 and now, the Board of Directors and management have worked to address the areas covered by the examination,” said E.V. Silveri, Chairman of the Board of Midwest Banc Holdings, Inc. and Midwest Bank and Trust Company. “We believe we have made progress in addressing the existing regulatory concerns, and will emerge from this process an even stronger company in the future.”

Silveri further added: “We have also added three new independent directors to the Board of Midwest Bank and Trust Company. These directors will provide additional guidance and counsel, and their respective skills and experience will complement our existing Board.”

As the review process continued during 2003, the Company’s Board of Directors and management developed a remedial plan to address the issues raised during the regulatory examination. The plan was outlined and summarized in a formal response to the regulatory examination in October 2003. During the period between May 2003 and now, management has undertaken or completed numerous projects and initiatives to strengthen polices and practices and proactively address risk management related issues within the organizations.

“As part of this effort, we engaged a leading financial services consulting firm to assess our loan administration, loan review, internal controls and risk management practices”, said Brad A. Luecke, President and Chief Executive Officer of Midwest Banc Holdings, Inc., and Vice Chairman and Chief Executive Officer of Midwest Bank and Trust Company. “We look forward to reviewing our progress and initiatives with the federal and state regulators during the next annual safety and soundness examination beginning at the end of March.”

The full text of the agreement is being filed by the Company with the SEC as an exhibit to the Form 8-K dated March 16, 2004, which describes in more detail the agreement and its impact on the Company.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”